STOCK PURCHASE AND SALE AGREEMENT

      This Stock Purchase and Sale Agreement (the "Agreement") is made and entered into as of June 12, 2007, by and among Shlomo Friedman ("Freidman"), Ruth Navon ("Navon"; and together with Friedman, "Seller") and Reuven Gamliel and the other signatories hereto (collectively, the "Buyer").

                                    RECITALS

      WHEREAS, each of Navon and Friedman own 2,500,000 shares of common stock par value $0.001 per share of PowerRaise Inc., a Nevada corporation (the "Company");

      WHEREAS, in contemplation of the transactions described herein, Navon shall return 1,750,000 shares to the Company and Friedman shall return 1,250,000 shares to the Company;

      WHEREAS, Friedman wishes to sell to Buyer 1,250,000 share of the Company and Navon wishes to sell to Buyer 750,000 shares of the Company, and Buyer wishes to buy from Seller all of the aforementioned 2,000,000 said shares (collectively, the "Shares") for such consideration and on such terms as set out below;

      NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Purchase Price; Closing Deliveries

      (a) The purchase price for each Share shall be 20 cents ($0.20), for a total aggregate purchase price of $400,000 (the "Purchase Price").

      (b) At the closing of the transactions contemplated by this Agreement (the "Closing"), Friedman shall receive the sum total of $250,000 and Navon shall receive the sum total of $150,000 from each Buyer in the amount indicated next to his respective name on Schedule A annexed hereto.

      (c) At the Closing, Seller shall deliver or cause to be delivered to Buyer or a representative duly appointed by Buyer:

            (i) the stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

            (ii) a resignation letter from Navon, indicating her resignation as President, CEO, treasurer and secretary and a director of the Company; and

            (iii) a shareholders' list, dated no later than one business day prior to the date of the Closing, including names and addresses of each shareholder, certificate numbers and issue dates, including without limitation evidence that the Company took all actions necessary to cancel 1,250,000 shares owned by Friedman and 1,750,000 shares owned by Navon.

      2. Representations of Seller.

      Each of Navon and Friedman hereby jointly and severally represent and warrant to each Buyer the following:

      (a) Other than the Shares, neither Seller has any interest, direct or indirect, in any shares of capital stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets.

      (b) Each Seller has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform his/her obligations under this Agreement, to carry out his/her obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due authorization, execution and delivery by Buyer, this Agreement, when executed and delivered by Buyer, will be a valid and binding obligation of Seller, enforceable against him in accordance with its terms.

      (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which either Seller is a party or by which he is bound, or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Seller or his assets or properties.

      (d) Friedman is the sole record and beneficial owner of the 1,250,000 of the Shares and Navon is the sole record and beneficial owner of 750,000 of the Shares. Each Seller has good and marketable title to their respective Shares, free and clear of any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, "Encumbrances"), other than any Encumbrance expressly created by applicable federal and state securities laws. Upon payment of the Purchase Price and the execution and delivery of this Agreement, Buyer shall be the lawful record and beneficial owner of the Shares, free and clear of all Encumbrances, other than any Encumbrances expressly created by applicable federal and state securities laws.

      (e) There are no stockholders' agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

      (f) Neither Seller nor the Company is a party to or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority, self-regulatory organization or body. There are no outstanding judgments, UCC financing instruments or UCCs filed against the Company.

      (g) Seller has complied with all applicable rules and regulations of the Securities and Exchange Commission in connection with his ownership of the Shares, and will file all necessary filings, including without limitation, a
Schedule 13D and a Form 4, with respect to the transactions contemplated by this Agreement.

      (h) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own, lease, use and operate their respective properties and to carry on their respective businesses as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which their respective ownership or use of property or the nature of the business conducted by them makes such qualification necessary. The Company does not own, directly or indirectly, any capital stock of any corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, limited liability company, joint venture or other entity.

      (i) As of the date hereof (immediately prior to the cancellation of the Shares pursuant to Section 1(b)(vi)), the Company's authorized capital consists of (a) 100,000,000 authorized shares of common stock, par value $0.001 per share (the "Common Stock"), of which 5,581,000 shares are issued and outstanding, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no pre-preemptive rights and no cumulative voting; and (b) no shares of preferred stock or any other class of security. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the "Act"), and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing any such rights). Prior to the Closing, the 1,750,000 shares owned by Navon and the 750,000 shares owned by Friedman will have been duly and properly cancelled by the Company.

      (j) Upon the cancellation of the shares owned by Navon and Friedman, the Company will have 2,581,000 shares of common stock issued and outstanding. Upon consummation of the transactions contemplated by this Agreement, Buyer will own in the aggregate 77.49% of the issued and outstanding share capital of the Company on a fully-diluted basis, free and clear of any Encumbrances, other than those created by applicable federal and state securities laws.

      (k) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). The Company has not received any communication from the SEC, NASD or any other regulatory authority regarding any SEC Document or any disclosure contained therein. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (l) There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than as indicated on Schedule 2(l) annexed hereto.

      (m) Except as disclosed in the SEC Documents, the Company does not (i) have any employees, (ii) owe any compensation of any kind, deferred or otherwise, to any person, including without limitation, agents, representatives, consultants, accountants and attorneys, (iii) have any written or oral employment agreement with any person, nor (iv) is it a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable to or owing by the Company to any stockholder, officer, director, agent, representative, consultant, accountant, attorney or otherwise nor are there any loans or debts payable or owing by any such persons to the Company or any guarantees by the Company of any loan or obligation of any nature to which any such person is a party.

      (n) Except as disclosed in the SEC Documents, the Company does not use or posses any licenses or rights to use any patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights ("Intellectual Property"). There is no claim or action by any person pertaining to, or proceeding pending, or to Seller's knowledge threatened, which challenges the right of the Company with respect to any Intellectual Property.

      (o) Except as disclosed in the SEC Documents, the Company is not a party to any contract, arrangement or agreement, whether oral or in writing, including without limitation, loan agreements, credit lines, promissory notes, mortgages, pledges, guarantees, security agreements, factoring agreements, letters of credit, powers of attorney or other arrangements, to loan or borrow money or extend credit.

      (p) The Company has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which each is subject and have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations. There are no and will be no taxes due by the Company as a result of the transactions contemplated by this Agreement. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and Seller knows of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of the Company's tax returns is presently being audited by any taxing authority. Seller expressly assumes and shall pay any taxes due by the Company up to the date hereof.

      (q) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Permits"), and there is no action pending or, to the knowledge of Seller, threatened regarding suspension or cancellation of any of the Permits. The Company is not in conflict with, or in default or violation of, any of the Permits. The Company has not received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations.

      (r) The Company does not own any real or personal property.

      (s) The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books of account, corporate records and minute books of the Company are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books of the Company have been made available to Buyer and his representatives.

      (t) All information relating to or concerning the Company set forth in this Agreement and otherwise in connection with the transactions contemplated hereby is true and correct in all respects and Seller has not omitted to state any fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

      (u) The purchase of the Shares by Buyer from Seller will not give rise to any dissenting shareholders' rights under Nevada Law, the Articles of Incorporation or By-laws of the Company, or otherwise.

      (v) All issuances by the Company of shares of Common Stock in past transactions have been legally and validly effected, and all of such shares of Common Stock are fully paid and non-assessable. All of the offerings were conducted in strict compliance with the requirements of Regulation D, Rules 504, 505 and 506, as applicable, in full compliance with the requirements of the 1933 Act and the 1934 Act, as applicable, and in full compliance with and according to the requirements of Nevada Law and the Articles of Incorporation and By-laws of the Company.

      (w) The Company does not have any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or similar plan, scheme, device or arrangement. No other state takeover statute or similar statute or regulation applies or purports to apply to this agreement or the transactions contemplated hereby.

      3. Buyers' Representations.

Each Buyer hereby represents and warrants to Seller the following:

      (a) Buyer has the right, power, legal capacity and authority to enter into and perform his respective obligations under this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer.

      (b) No filing with, authorization from or consent or approval of any governmental body, agency, official or authority or any other third party is necessary or required to be made or obtained to enable Buyer to enter into, and to perform his respective obligations under, this Agreement.

      (c) Assuming the due authorization, execution and delivery by Seller, this Agreement, when executed and delivered by Seller, will be a valid and binding obligation of Buyer, enforceable against him in accordance with its terms.

      (d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which either Buyer is a party or by which he is bound, or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to either Buyer or his respective assets or properties.

      (e) Buyer is acquiring the Shares for his own account, for investment purposes only and not with a view to the resale or distribution of any part thereof.


      (f) Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and has been provided with all materials and information requested by Buyer, including any information requested to verify any information furnished, and the Buyer has been provided the opportunity for direct communication between Seller and its representatives and the Buyer regarding the purchase contemplated by this Agreement, including the opportunity to ask questions and receive answers from Seller.

      (g) Buyer understands that the Shares are being offered and sold to him in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws. (h) Buyer understands that the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

      "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the offer and sale of the securities under said Act, or an opinion of counsel to the Company, in form, substance and scope customary for opinions of counsel in comparable transactions that registration is not required under said Act."

      (h) Buyer is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the purchase of the Shares, and (iii) able to afford the entire loss of its investment in the Shares.

      (f) Buyer acknowledges his understanding that the sale of the Shares is intended to be exempt from registration under the Securities Act. In furtherance thereof, in addition to the other representations and warranties of the undersigned made herein, Buyer further represents and warrants to and agrees with the Company and its affiliates as follows:

      (i) The basis for the exemption may not be present if, notwithstanding such representations, the undersigned has in mind merely acquiring the Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Buyer does not have any such intention;

      (ii) Buyer has the financial ability to bear the economic risk of his investment, has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to his investment in the Company;

      (iii) Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. The undersigned also represents it has not been organized for the purpose of acquiring the Shares;

      (iv) Buyer has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the offering of the Shares, the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense; and

      (v) Buyer has carefully reviewed all of the Company's filings under the 1934 Act.

      4. Indemnification. Each of Seller, jointly and severally, shall indemnify and hold harmless the Company, each Buyer and their respective officers, directors, shareholders, employees, agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the "Indemnified Persons") from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys' fees and costs) (collectively, "Losses") resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of Seller in this Agreement or in any certificate or document delivered by Seller or the Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty,
(b) any failure by Seller or the Company to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered herewith or to be performed by or complied with Seller or the Company, (c) any claims made by a third party against the Company based upon an obligation, act or omission of Seller or the Company prior to the date of Closing, (d) taxes attributable to the Company or the ownership of its assets prior to the date of Closing, (e) taxes attributable to the conduct by the Company of its business or its operation or ownership of its assets prior to the date of the Closing, (f) any claims for severance or any other compensation made by any employee, representative, officer, director or agent of the Company prior to the date of Closing, (g) any claim made at any time by any governmental body in respect of the business of the Company prior to the date of Closing, (h) any debt, claim, liability or obligation of the Company prior to the date of Closing, or (i) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company prior to the date of Closing.

      5. Miscellaneous.

      (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

      (b) If any covenant or agreement contained herein, or any part hereof, is held to be invalid, illegal or unenforceable for any reason, such provision will be deemed modified to the extent necessary to be valid, legal and enforceable and to give effect of the intent of the parties hereto.

      (c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof or thereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the other agreements referenced herein.

      (d) This Agreement may not be amended or modified except by the express written consent of the parties hereto. Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

      (e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees and heirs and legal representatives.

      (f) The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

      (g) The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so requires.

      (h) The parties hereto agree to execute and deliver such further documents and instruments and to do such other acts and things any of them, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.

      (i) This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


       [Remainder of Page Intentionally Omitted; Signature Page to Follow]

      IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized officer or representative as of the date first above written.


                                                    SELLER:


                                                    /s/ Shlomo Friedman
                                                    ----------------------------
                                                    Name: Shlomo Friedman


                                                    /s/ Ruth Navon
                                                    ----------------------------
                                                    Name: Ruth Navon


                                                    BUYER:


                                                    /s/ Reuven Gamliel
                                                    ----------------------------
                                                    Name: Reuven Gamliel